CITIZENS UTILITIES COMPANY & SUBSIDARIES
                Ratio of Earnings to Combined Fixed Charges and Dividends on
        Convertible Preferred Securities and Ratio of Earnings to Fixed Charges
                                    (In Thousands)
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                       Ratio of Earnings
                       to Combined
                       Fixed Charges
                       and Dividends on
                       Convertible Prefer-
                       red Securities            Ratio of Earnings to Fixed Charges
                       ------------------  ------------------------------------------------------------
                              Twelve months ended
                                 March 31,1996                For the years ended December 31,
                       ------------------------------------   ------------------------------------------
                       Proforma   Actual   Proforma  Actual    1995     1994     1993     1992     1991
                       --------  --------  --------  ------   ------   ------   ------   ------   ------

Net Income per
 Consolidated State-
 ment of Income        $175,586 $164,488 $181,039  $165,741 $159,536 $143,997 $125,630 $115,013 $112,354
Taxes based on
 income or profits       86,496   72,365   83,196    71,588   66,817   64,323   52,298   43,767   43,571
                       -------- --------  --------  -------- -------- -------- -------- -------- --------
Earnings,before
 income taxes           262,082  236,853   264,235   237,329  226,353  208,320  177,928  158,780  155,925
Fixed charges            97,110   95,565    88,510    93,535   94,227   77,458   40,984   41,676   35,987
                       -------- --------  --------  -------- -------- -------- -------- -------- --------
Earnings before
 income taxes and
 fixed charges         $359,192 $332,418  $352,745  $330,864 $320,580 $285,778 $218,912 $200,456 $191,912
                       ======== ========  ========  ======== ======== ======== ======== ======== ========

Ratio of Earnings
 to Fixed charges          3.7       3.5       4.0      3.5      3.4      3.7      5.3      4.8       5.3
                         =====     =====     =====    =====    =====    =====    =====    =====     =====
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